Exhibit 3.204

ARTICLES OF INCORPORATION

OF

FLORIDA CASH AMERICA, INC.

The undersigned, being a natural person, does hereby act as incorporator in adopting the following Articles of Incorporation for the purpose of organizing a business corporation pursuant to the provisions of the Florida General Corporation Act.

FIRST: The name of the corporation (hereinafter called the corporation) is Florida Cash America, Inc.

SECOND: The duration of the corporation shall be perpetual.

THIRD: The purposes for which the corporation is initially organized, which shall continue to be the purposes of the corporation until and if the same shall be amended pursuant to the provisions of the Florida General Corporation Act, and which shall include the authority of the corporation to transact any lawful business for which corporations may be incorporated under the Florida General Corporation Act, are as follows:

To engage in any lawful act or activity for which corporations may be organized under the Florida General Corporation Act, including, without limitation, acquiring, establishing and operating pawnshops;

FOURTH: The aggregate number of shares which the corporation shall have authority to issue is One Thousand (1,000) all of which are of a par value of $1.00 each and are of the same class and are to be Common shares.

FIFTH: No holder of any of the shares of any class of the corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of any class of the corporation or for the purchase of any shares, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the corporation; and any and all of such shares, bonds, securities, or obligations of the corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporations, and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.

SIXTH: The address of the initial registered office of the corporation in the State of Florida is c/o The Prentice-Hall Corporation System, Inc., 110 North Magnolia Street, City of Tallahassee 32301, County of Leon; and the name of the initial registered agent of the corporation at such address is The Prentice-Hall Corporation System, Inc.

SEVENTH: The number of directors constituting the initial Board of Directors of the corporation is two.

The name and the address of each person who is to serve as a member of the initial Board of Directors of the corporation are as follows:

NAME	ADDRESS
Jack R. Daugherty	Suite 1000, Ft. Worth Club Building Ft. Worth, Texas 76102
Daniel R. Feehan	Suite 1000, Fort Worth Club Building Fort Worth, Texas 76102

EIGHTH: The name and the address of the incorporator are as follows:

NAME	ADDRESS
N. Elaine Meyers	1445 Ross Avenue, Suite 3200 Dallas, Texas 75202

NINTH: 1. Whenever the corporation shall be engaged in the business of exploiting natural resources or other wasting assets, dividends may be declared and paid in cash out of the depletion or similar reserves at the discretion of the Board of Directors and in conformity with the provisions of the Florida General Corporation Act.

2. The corporation shall, to the fullest extent permitted by the provisions of the Florida Corporation Act, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said provisions from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Signed on July 12, 1989.

/s/ M. ELAINE MEYERS
M. Elaine Meyers, Incorporator

STATE OF TEXAS	§
	§	SS:
COUNTY OF DALLAS	§

On this 12th day of July, 1989 before me, a Notary Public in and for the State and County aforesaid, personally appeared M. Elaine Meyers, who is to me known to be the person named as the incorporator in the foregoing Articles of Incorporation of Florida Cash America, Inc., and who duly acknowledged to me that she signed said Articles of Incorporation as the incorporator of said corporation.

Witness my hand and seal of office on the day and year aforesaid.

/s/ JACKIE MOORE
Notary Public

[SEAL]

My Commission Expires:

(Notarial Seal)

ACCEPTANCE OF APPOINTMENT BY REGISTERED AGENT

Pursuant to the provisions of the Florida General Corporation Act, the undersigned does hereby accept its appointment as registered agent on which process may be served within the State of Florida for the proposed domestic corporation named in the foregoing Articles of Incorporation.

The Prentice-Hall Corporation
System, Inc.

By:	/s/ ANTHONY J. ALEXANDER
Its:	Anthony J. Alexander, Assistant Vice President